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                                                                    EXHIBIT 99.3

CONSULTING FIDUCIARIES, INC.
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Professional Independent Fiduciary Services                       Northbrook, IL

                          NOTICE TO PARTICIPANTS IN THE
                         RALEIGH, SCHWARZ & POWELL, INC.
                     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

Brown & Brown, Inc. ("B&B") has made a proposal to acquire the business of Raleigh, Schwarz & Powell, Inc. ("RSP") through a merger of Brown & Brown of Washington, Inc., a wholly-owned subsidiary of B&B with and into RSP. B&B has also made a proposal to acquire the business of Golden Gate Holdings, Inc. ("GGH") through a merger of Brown & Brown Inc. of California, a wholly-owned subsidiary of B&B with and into GGH. The Raleigh, Schwarz & Powell, Inc. Employee Stock Ownership Plan and Trust ("ESOP") holds stock representing approximately 54% of all outstanding common stock of RSP and GGH. The ESOP documents provide that in an event such as this, ESOP participants shall have an opportunity to indicate how they wish to have their allocated shares voted.

Consulting Fiduciaries, Inc., ("CFI") a firm which provides independent fiduciary services to benefit plans, has been retained to serve as the Independent Fiduciary to the ESOP to review the terms of the proposed merger; to make a determination with respect to the best interests of the participants and beneficiaries of the ESOP; to manage the process of the pass-through direction by participants as to the manner in which the shares of RSP and GGH stock in their ESOP accounts should be voted; and to assure the confidentiality of the direction by participants. Participants should be assured that their individual direction decision will not be known by RSP, GGH or B&B, only by CFI.
Enclosed with this Notice are the following materials:

         -        A summary of the proposed merger

         -        A copy of the final Proxy Statement/Prospectus of Brown &
                  Brown

         - A copy of the Agreement and Plan of Reorganization dated as of July 25, 2001, and its amendments, attached to the Proxy Statement/Prospectus.

         - A form of Direction Letter for you to indicate your instructions

         -        A prepaid return envelope for mailing the Direction Letter

You should carefully review the enclosed summary regarding the proposed terms of the transaction and the Agreement and Plan of Reorganization as well as the Proxy Statement/Prospectus before you make your decision whether to direct your allocated shares for or against the proposed merger.

The enclosed Direction Letter will show the number of shares allocated to your account and subject to your direction. Please mark your direction in the appropriate box on the Direction Letter, sign your name as it appears on the form, fill in the date you sign the form and return your Direction Letter to CFI in the enclosed prepaid return envelope. Do not return the Direction Letter to RSP or GGH, only to CFI.

In the event directions are not received with respect to any shares, CFI will determine, in the exercise of its own discretion, whether to direct for or against the proposed merger.

In order to properly tabulate and process all participant directions by the prescribed deadline, please RETURN YOUR DIRECTION LETTER, dated and signed by you, SO THAT YOUR DIRECTION LETTER IS RECEIVED BY TUESDAY, OCTOBER 23, 2001. In the event you have any questions regarding this process, please contact a representative of CFI at (800) 714-8282 between the hours of 9:00 AM and 5:00 PM Central time.

October ___, 2001